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                                                        EXHIBIT 99.5


[LOGO] CATALINA
       MARKETING
       CORPORATION
                                                                         NEWS
================================================================================

FOR IMMEDIATE RELEASE                        CONTACT: Philip B. Livingston
                                                      Senior Vice President and
                                                      Chief Financial Officer
                                                      813-579-5006

                                                      Bruce Valentine
                                                      Treasurer
                                                      813-579-5210

                     CATALINA MARKETING CORPORATION REPORTS
                     FOURTH QUARTER AND FISCAL 1998 RESULTS

ST. PETERSBURG, Florida, April 23, 1998 - Catalina Marketing Corporation (NYSE:
POS) today announced that for the fourth quarter ended March 31, 1998, earnings per share increased 59 percent to 43 cents per share from 27 cents reported for the comparable period a year ago. The company's quarterly net income was $8.1 million on total revenue of $54.1 million, compared to net income of $5.4 million on revenue of $46.1 million in the March 1997 quarter. The company's fourth quarter revenue represented a 17 percent increase over the prior year's quarter. The earnings results for the year-ago quarter included a $2.0 million pre-tax charge, or six cents per share after tax, incurred in shutting down the company's electronic coupon clearing operation. The current quarter's earnings of 43 cents represents a 30 percent increase if such charge is excluded from the results of the March 1997 quarter.

For the fiscal year ended March 31, 1998, total revenue increased 26 percent to $217.2 million versus $172.1 million reported for the prior year. Net income was $32.9 million compared to $27.2 million reported for the fiscal year ended March 31, 1997. Earnings per share were $1.73, a 30 percent increase over earnings per share of $1.33 posted for fiscal 1997. The $1.73 figure reflects an increase of 24 percent on a $1.39 earnings per share result, excluding the above-referenced charge in the fourth quarter of fiscal 1997.

George W. Off, President and Chief Executive Officer, commented, "Fiscal 1998 was an excellent year, as we experienced continued robust growth in revenue, cash flow and earnings. The year's performance was characterized by solid top line growth in the core domestic business, continued advancement of our new venture initiatives, and a significant revenue contribution from our businesses abroad. We're proud of our accomplishments, and look forward to pursuing ongoing growth opportunities in fiscal 1999."

Other highlights and key events included:

- For the fourth quarter and fiscal year, revenue contributed by the company's core domestic business increased eight and 17 percent, respectively, versus the applicable prior year periods. Revenue per average store in the



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     company's core domestic business increased five percent and 10 percent for the fourth quarter and fiscal 1998, respectively, versus the prior year.

- In the fourth quarter, consolidated operating cash flow, or EBITDA, increased 37 percent to $19.6 million from the comparable period a year ago. Fiscal 1998 EBITDA reached $76.6 million, up 25 percent over $61.3 million posted in fiscal 1997. Income from operations increased 54 percent to $13.1 million for the quarter, and grew 22 percent to $52.9 million for the fiscal year.

- From a pro forma perspective, EBITDA for the fourth quarter increased 25 percent from $15.7 million a year ago. EBITDA for fiscal 1998 topped $80 million, up 28 percent from a fiscal 1997 mark of $62.7 million. Operating income increased 25 percent from $10.5 million in the March, 1997 quarter. Operating income of $56.4 million for fiscal 1998 increased 24 percent from $45.3 million for fiscal 1997. The pro forma presentation of EBITDA and operating income in this paragraph excludes the effect of the company's shut-down of Mexican operations, which amounted to $3.6 million in pre-tax expenses incurred in the third quarter of fiscal 1998. The presentation also excludes the effect of the electronic coupon clearing shut-down expenses incurred in the fourth quarter of fiscal 1997.

- Net income for the quarter was up 49 percent over the fourth quarter a year ago, and for the fiscal year increased 21 percent from the fiscal 1997 level. Differences between the company's respective net income and earnings growth rates are primarily attributable to the company's share repurchase activity and related interest costs.

- During the fourth quarter, the company repurchased 225,000 shares of common stock for a total of $10.8 million, or a weighted average price of $48.07 per share. This share repurchase activity was executed under the $30 million share authorization announced in November, 1997. Since the start of fiscal 1995 and including the shares repurchased in the fourth quarter, the company has repurchased 2.8 million shares of common stock for a total of $80.8 million, or a weighted average price of $28.85.

- The company's U.S. installed store base broke the 11,000 milestone during the quarter and reached 11,164 by quarter end, as the company added 185 stores to the Catalina Marketing Network(R) on a net basis. In addition, the company announced during the quarter that more than 50 supermarket chains and wholesalers --including AWG, Foodtown, Gregerson's, Jewel, Kroger/Columbus, Laneco, Ralphs, ShopRite, Stop & Shop, and SuperValu -- have tapped the company's Loyalty Marketing Services capabilities for various frequent shopper services. Such services include loyalty card design and issuance functions, consumer maintenance, list appending and cleansing, data warehousing and reporting, and customer communications. Overseas, the company's installed base increased by 82 during the quarter to 1,372 stores, with virtually all of the installation activity occurring in the U.K. and France.





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-    Health Resource Publishing Company ("HRPC") added 354 stores on a net basis during the quarter and finished with an installed base of 1,920 drugstore and supermarket pharmacy outlets in its Network. HRPC's Network is installed in more than 25 chains, including Dillon's, Discount Drug, Duane Reade, Fry's, King Soopers, Kroger, Meijer, Pathmark, Rite-Aid, Save Mart, Weis, and Winn-Dixie. During the quarter, HRPC announced the appointment of Helene Monat as Executive Vice President of Sales and Marketing. Ms. Monat was integral to the expansion of Catalina Marketing's core domestic business during the nine years in which she served in various sales and marketing positions, including as President of Catalina Marketing Services. Ms. Monat is currently a director of Catalina Marketing Corporation.

- SuperMarkets Online, Inc. ("SMO") made continued progress in the establishment of its ValuPageSM Internet-delivered coupon product. Currently, 30 manufacturing clients have committed to programs involving 115 categories, and consumers are able to benefit from an average of up to $25.00 in aggregate value per person each week. Consumers can access ValuPage directly at http://www.valupage.com or link to it through the ValuPage Network's three classes of partners: retailer web sites, manufacturer web sites, and other high traffic sites, including America Online, Excite and Switchboard.

- Net income for the quarter included pre-tax losses from domestic new business ventures of $1.3 million, or four cents per share after tax. In the comparable quarter a year ago, net income reflected pre-tax losses from domestic new business ventures of $4.9 million, or 15 cents per share on an after-tax basis. For the fiscal year, pre-tax losses from domestic new business ventures were $6.3 million, or 20 cents per share after tax, versus $13.0 million, or 39 cents per share after tax, for fiscal 1997.

Based in St. Petersburg, Florida, Catalina Marketing Corporation provides a menu of in-store electronic marketing programs to over 150 consumer goods companies. The company's purchase-based, individually customized communications and promotions reach more than 143 million U.S. shoppers in over 11,000 supermarkets via the Catalina Marketing Network(R). The company consists of four business units: Catalina Marketing Services, which markets the company's core electronic marketing programs in the U.S.; Catalina Marketing International, which operates Network programs in the UK, France, and Japan; Health Resource Publishing Company, which delivers targeted incentives and advertising through customized newsletters to pharmacy customers based on prescription purchases; and SuperMarkets Online, Inc., a secure coupon vehicle which distributes ValuPageSM promotions via the World Wide Web.

                                       ###

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                         CATALINA MARKETING CORPORATION
                             Selected Financial Data
                    (in thousands, except per share amounts)

-----------------------------------------------------------------------------------------------------
                                                     Three Months                  Twelve Months
  Periods Ended March 31                         1998          1997           1998             1997
                                                 ----          ----           ----             ----

     Revenue                                  $  54,061      $  46,054      $ 217,150       $ 172,143

     Direct Operating Expenses                   21,999         18,428         84,191          62,482

     Selling, General and Administrative         12,486         13,372         56,364          48,379

     Depreciation and Amortization                6,476          5,737         23,703          17,939

     Income from Operations                      13,100          8,517         52,892          43,343

     Interest Income/(Expense) and Other             28            378           (963)          1,224

     Minority Interest                               --            182             --             554

     Provision for Income Taxes                   5,001          3,631         19,058          17,880

     Net Income                               $   8,127      $   5,446      $  32,871       $  27,241

     Diluted:
     -------

     Earnings Per Share                       $    0.43      $    0.27      $    1.73       $    1.33

     Weighted Average Shares Outstanding         19,107         20,539         19,026          20,491


     Basic:
     -----

     Earnings Per Share                       $    0.44      $    0.28      $    1.78       $    1.39

     Weighted Average Shares Outstanding         18,523         19,715         18,417          19,650
-----------------------------------------------------------------------------------------------------

                               Selected Other Data

-----------------------------------------------------------------------------------------------------
                                                                                      March 31
                                                                                      --------
                                                                                 1998         1997
                                                                                 ----         ----
  Balance Sheet and Cash Flow (in thousands):

    Cash                                                                        $18,434      $13,698

    Stockholders' Equity                                                         90,042       96,938

    Twelve Month EBITDA                                                          76,595       61,282

    Twelve Month EBITDA (Pro forma)*                                             80,090       62,712


  U.S. Checkout Coupon Business:

    Number of Stores at Quarter End                                              11,164       10,745

    Net Stores Installed During Quarter / YTD                                   185/419        4/979

    Promotions Printed During Quarter / YTD (in millions)                     543/2,564    581/2,310

    Weekly Shopper Reach at Quarter End (in millions)                               143          144

  International Checkout Coupon Business:

    Number of Stores at Quarter End                                               1,372          941

    Net Stores Installed During Quarter / YTD                                    82/431      104/383

    Promotions Printed During Quarter / YTD (in millions)                        76/412       62/230

    Weekly Shopper Reach at Quarter End (in millions)                                20           18
-----------------------------------------------------------------------------------------------------

* Pro forma EBITDA for the year ended March 31, 1998 excludes $3.5 million in expense associated with the shutdown of Mexican operations during the quarter ended December 31, 1997. Comparably, pro forma EBITDA for the year ended March 31, 1997 excludes the effect of $1.4 million in expense ($2.0 million less $0.6 million in depreciation expense) incurred in shutting down the company's electronic coupon clearing operation during the fourth quarter of fiscal year 1997.